DEARBORN BANCORP REPORTS
36.3% INCREASE IN 2005 EARNINGS
     DEARBORN, Michigan, January 17, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, recorded earnings of $7,510,000 or $1.32 per fully diluted common share for the year ended December 31, 2005. This was 36.3% more than earnings of $5,509,000 or $1.16 per diluted share reported for the prior year.
     Earnings in the Fourth Quarter of 2005 were $2,254,000 ($0.39 per diluted share), a 46.1 percent increase over income for the same three months of 2004, which were $1,543,000 ($0.27 per diluted share). Earnings for both the year and the quarter are new records for the Company.
     During the 2005 Calendar Year, the Company’s total assets increased 8.2 percent to $706,497,000, deposits grew 7.7 percent to $582,438,000 and total loans went up 11.8 percent to stand at $657,037,000 at year-end. Non-performing loans constituted 0.18 percent of total loans at the end of 2005 while they had been 0.53 percent of total loans one year earlier. During 2005, net charge offs of delinquent loans were just 0.02 percent of average loans compared to 0.00 percent net charge-offs in 2004. The Company’s net interest margin for 2005 continued to expand at 4.14 percent compared to 4.04 percent in the prior year.
     Michael J. Ross, President and Chief Executive Officer of both the Company and the Bank issued his organization’s earning report. He commented, “Our performance in 2005 reflects a focus on earnings improvement. For us, this has involved increasing the loan portfolio somewhat faster than our deposits and total assets and striving to improve our net interest margins while holding the line on overhead expenses. Of course, it also involved maintaining high credit quality and refusing to pursue growth that would require us to compromise our credit standards.”
     Ross went on to say, “Our return on average assets now exceeds the One Percent ‘standard of excellence’ and was 1.08 percent for the year and 1.27 percent for the Fourth Quarter. Overall, this has been a splendid year for Dearborn Bancorp and our directors and officers feel that we have successfully advanced the interests of our shareholders in a meaningful way during the past year.”
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between the ultimate actual outcome and a preceding forward-looking statement.
Contact: Michael J. Ross, President or Jeffrey L. Karafa, CFO at (313) 565-5700.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Twelve months ended
	December 31		December 31
Condensed Statement of Income:	2005	2004	2005	2004
Interest income	$11,991	$9,017	$43,855	$29,790
Interest expense	4,837	2,938	16,403	9,409

Net interest income	7,154	6,079	27,452	20,381
Provision for loan losses	90	526	1,081	1,400

Net interest income after provision	7,064	5,553	26,371	18,981
Non-interest income	310	361	722	1,332
Non-interest expense	3,958	3,573	15,716	11,967

Net income before taxes	3,416	2,341	11,377	8,346
Income tax provision	1,162	798	3,867	2,837

Net income	$2,254	$1,543	$7,510	$5,509

Share Data:
Weighted avg no. of shares outstanding — basic	5,412,228	5,262,431	5,352,709	4,324,224
Weighted avg no. of shares outstanding — diluted	5,725,502	5,682,337	5,702,764	4,732,011
Period end shares outstanding			5,423,556	5,285,096

Per Common Share Data:
Net income, basic	$0.42	$0.29	$1.40	$1.27
Net income, diluted	$0.39	$0.27	$1.32	$1.16
Closing Stock Price			$24.75	$26.45
Book Value			$15.53	$14.12

Selected Financial Ratios
Return on average stockholders’ equity	10.83%	8.27%	9.44%	10.56%
Return on average total assets	1.27%	0.98%	1.08%	1.05%
Average equity to average total assets	11.73%	11.62%	11.49%	9.96%

Condensed Balance Sheet:	Dec. 31	Dec. 31
	2005	2004
Assets
Cash and equivalents	$9,455	$20,869
Mortgage loans held for sale	1,041	1,692
Investment securities, available for sale	18,446	22,197
Loans	657,037	587,562
Allowance for loan losses	(6,808)	(5,884)
Premises and equipment	13,792	13,124
Goodwill and intangible assets	7,764	7,982
Other assets	5,770	5,120

Total assets	$706,497	$652,662

Liabilities and stockholders’ equity
Deposits	$582,438	$540,880
Federal Home Loan Bank advances	25,588	20,614
Securities sold under agreements to repurchase	1,615	4,115
Other liabilities	2,643	2,449
Subordinated debentures	10,000	10,000
Stockholders’ equity	84,213	74,604

Total liabilities and stockholders’ equity	$706,497	$652,662

Other Data:
Nonperforming loans to total loans	0.18%	0.53%
Net charge-offs to average loans	0.02%	0.00%
Net interest margin for the Quarter	4.11%	4.02%
Net interest margin for the Year	4.14%	4.04%